EXHIBIT 10.6

Mark Shefts	July 14, 2014

160 Summit Ave.

Montvale, NJ 07645

Re: Investment in EST

Mark, this will confirm our agreement with respect to your investment and participation in the management of Environmental Science and Technologies, Inc. (the “Company”). We have agreed as follows:

Management

Effective immediately, you will begin providing executive management advisory services to the Company.  At your request, you will be appointed to the Board of directors and become CEO.  At such time, I, Michael Rosa, will resign as CEO and become President. You will provide management advisory services/serve as CEO for an aggregate period of one year for cash consideration in the amount of $1000 per month. Until such time as you formally join the Board of Directors, you may monitor Board of Directors meetings.

We shall negotiate in good faith for a period of 21 days to appoint a mutually agreeable person to act as a director of the Company. If we are unable to agree upon a person to serve as a director of the Company, then, we agree to appoint a person that you, Mark Shefts, designate as a director of the Company.

Balance Sheet Restructuring

You will extend your $100,000 Note until July 15, 2015 (and make it non-interest bearing). I will receive a non-interest bearing promissory note evidencing the approximate $100,000 owed to me for payroll, rent and advance payments with a maturity date that is coterminous with your Note. Upon the maturity of our respective Notes, we will mutually agree whether to further extend such notes or cancel them.

I will grant you a second mortgage in my main building to secure this $100,000 indebtedness.  You agree not to foreclose on this mortgage unless the Board determines to discontinue the business operations of the Company.

Equity Participation

I, Michael Rosa, will surrender that number of shares to the treasury of the company which leaves me with 10 million shares of common stock plus the number of shares you currently own/are entitled to under our preexisting agreement. You will be issued 10 million additional shares of common stock. Accordingly, you and I will have an equal stake in the company (10M+ shares). You will immediately invest $125,000 as consideration for this common stock.

Armageddon clause

If the Board of Directors should determine that the Company’s business is not viable, the Board will engage an independent CPA to advise it concerning the financial condition of the Company. The Board of Directors will give all due consideration to the advice of such CPA.  If the Board of Directors, after consideration of such advice, determines to discontinue the operations of the Company, then, subject to compliance with applicable laws, the Company will sell its operating businesses to me, Michael Rosa, in exchange for my surrendering to EST all shares of EST I own/control.

If the foregoing meets with your approval, please countersign this letter where indicated and return a copy to me, whereupon the company we will cause the requisite documentation to be prepared.

Environmental Science and Technologies, Inc.

Accepted and Agreed:

/s/Michael Rosa	/s/Mark Shefts
By: Michael R. Rosa, Chief Executive Officer	Mark Shefts individually

/s/Michael Rosa
Michael R Rosa, individually